Exhibit 10.2

L Brands, Inc. 2020 Stock Option and Performance Incentive Plan
Performance Share Unit Award Agreement

By accepting this Performance Share Unit award, the Participant agrees to the following terms and conditions and the terms of the L Brands, Inc. 2020 Stock Option and Performance Incentive Plan (“the Plan”). Unless otherwise defined herein, capitalized terms used herein shall have the meaning set forth in the Plan.

(1)GRANT.
a.Effective as of [●] (the “Grant Date”) the Company hereby grants to the Participant a target award of a number of Performance Share Units as set forth in the Participant’s compensation statement (“Target Award”), with the actual number of Performance Share Units to be determined based on the satisfaction of the vesting conditions set forth in Section 2.

b.The Participant will be eligible to receive up to the following number of shares of Common Stock upon satisfaction of the performance conditions set forth in Section 2(b):

(1)Threshold: [●] % of Target Award;
(2)Target: 100% of Target Award;
(3)Maximum: [●] % of Target Award.

c.If the threshold level of performance is not achieved, the Participant will not receive any shares of Common Stock under this Agreement.

(2)VESTING.
a.Subject to the achievement of the applicable performance requirements as set forth in Section 2(b) and the other requirements of this Agreement, Performance Share Units will vest as of [●] (the “Vesting Date” and the period from the Grant Date to the Vesting Date, the “Restricted Period”) provided that the Participant continues to be employed through such Vesting Date.

b.The performance period for the Performance Share Units shall be [●] through [●] (the “Performance Period”). The performance requirement applicable to the Performance Share Units shall be based on satisfaction of the following metrics, each measured equally based on the performance of L Brands during the Performance Period:

[The performance goals may be any financial, operational or shareholder return metrics (or any combination thereof) determined by the Board or the Human Capital and Compensation Committee and may be measured on an absolute and/or relative basis.]

The number of shares of Common Stock earned in respect of the Performance Share Units shall equal the applicable “Payout Percentage” above multiplied by the target number of Performance Share Units set forth in Section 1.

c.[Performance goals (as applicable)] for L Brands shall be as reflected in L Brands’ annual audited financial statements for each fiscal year of the Performance Period and shall be compared to comparable measures for the Peer Group companies, in each case adjusted by the Committee for the following items:

i.all items for the Performance Period determined to be extraordinary or unusual in nature or infrequent in occurrence;
ii.all items related to a change in accounting principles, as defined by generally accepted accounting principles and as identified in L Brands’ audited financial statements, notes to such financial statements, in management’s discussion and analysis or any other filings with the Securities and Exchange Commission;
iii.all items for the Performance Period related to discontinued operations as defined under current generally accepted accounting principles;
iv.any revenue, profit or loss attributable to the business operations of any entity acquired or divested by L Brands during the Performance Period; and
v.impacts from unanticipated changes in legal or tax structure or unanticipated changes in applicable tax law.

d.[The Committee shall have full discretion in making all determinations relating to the measurement of performance of L Brands, performance of the Peer Group companies and the comparison of these measures in determining the percentile of L Brands’ performance, including determining comparable measures and adjustments of net sales and operating income for the Peer Group, adjusting the measures for the Peer Group company fiscal periods that do not align with the fiscal periods of L Brands, treatment of changes in the Peer Group (e.g., due to mergers, acquisitions, dispositions or restructurings), rounding of applicable percentages and percentiles and any other questions or issues relating to the performance measures applicable with respect to the Performance Share Units.]
(3)    RESTRICTIONS. None of the Performance Share Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of all conditions specified in this Agreement.

(4)    RECORDING OF AWARD. The Company shall cause the Performance Share Unit award to be appropriately recorded as of the Grant Date.

(5)    RIGHTS OF PARTICIPANT. Prior to settlement and receipt of the underlying shares of Common Stock, the Participant shall not have the right to vote the Performance Share Units or to receive dividends with respect thereto.

(6)    FORFEITURES.

(a)    Except as noted in this Section (5) and in Section (7), Performance Share Units granted to the Participant pursuant to this Agreement shall be forfeited if (i) the Participant's employment with the Company or its subsidiaries terminates for any reason prior to the Vesting Date or (ii) the performance conditions set forth in Section 2 are not satisfied. “Termination of employment” shall mean a “separation from service” as such term is defined in Section 409A and the Treasury regulations thereunder. Upon such forfeiture, the Performance Share Unit award or portion thereof shall be cancelled.

(b)    Subject to the conditions outlined below, upon the Participant’s involuntary termination of employment by the Company or its subsidiaries prior to the Vesting Date, the Participant will remain eligible to vest in a portion of the Performance Share Units granted hereunder following the termination of employment based on achievement of the performance conditions set forth in Section 2 at the end of the Performance Period, calculated as follows: the total number of such Performance Share Units granted hereunder multiplied by a percentage equal to the product of (A)(x) the number of complete months between the Grant Date and the Participant’s termination date, divided by (y) 36, times (B) the applicable Payout Percentage. Such special vesting shall be effective as of the Vesting Date, subject to each of the following conditions:
(i)Involuntary termination of employment by the Company or its subsidiaries must be other than for (x) Cause or (y) misconduct (each as determined by the Committee or its designees in their sole discretion);
(ii)The Participant must execute a release of claims against the Company and its subsidiaries in a form specified by the Company, as prescribed in Section (6)(a); and
(iii)During the Restricted Period, the Participant may not (x) be employed by a competitor of the Company or (y) directly or indirectly solicit, induce or attempt to influence any employee to leave the employment of the Company or assist anyone else in doing so (each as determined by the Committee or its designees in their sole discretion).

(c)    If the Participant’s employment terminates as a result of Total Disability prior to the Vesting Date, as defined in the L Brands Inc. Long-Term Disability Plan, the Performance Share Units granted to the Participant pursuant to this Agreement shall continue to service vest with respect to such Performance Share Units during the period of the Participant’s Total Disability, provided that the Participant’s right to settlement of the Performance Share Units shall remain subject to the achievement of the performance conditions set forth in Section 2 at the end of the Performance Period.

(d)    If the Participant dies during such period of the Participant’s Total Disability or the Participant's employment terminates as a result of his or her death prior to the Vesting Date, the provision of services conditions applicable to the Performance Share Units shall be deemed to have been satisfied as of the date of death, provided, in each case, that the Participant’s right to settlement of the Performance Share Units shall remain subject to the achievement of the performance conditions set forth in Section 2 at the end of the Performance Period.

(e)    [Upon the Retirement of the Participant, the Participant will remain eligible to vest in a portion of the Performance Share Units calculated pursuant to Section 5(b).

    For the avoidance of doubt, the Participant’s termination of employment will be deemed a Retirement if the Participant meets the age and service requirements for Retirement on the date of such termination of employment and the termination is due to an involuntary termination by the Company or its subsidiaries without Cause or misconduct.]

(7)    SETTLEMENT OF PERFORMANCE SHARE UNITS.

(a)    Upon the expiration or termination of the Restricted Period and the satisfaction of all other conditions prescribed by the Committee with respect to the Performance Share Units, a number of shares of Common Stock equal to the target number of Performance Share Units times the Payout Percentage shall be delivered, free of all such restrictions, to the Participant or the Participant's beneficiary or estate, as the case may be. Such payment in settlement shall be made promptly, but in any event not later than (x) the end of the year in which the Restricted Period ends and the conditions are satisfied or (y) if later, within thirty (30) days following the lapse of the Restricted Period; provided, that the award holder will not be permitted, directly or indirectly, to designate the taxable year of settlement. The Participant (or his or her beneficiary or estate, if applicable) may be required to execute a release of claims against the Company and its subsidiaries in order to receive a settlement payment and shall be required to execute a release to receive the vesting and settlement prescribed in Section (5)(b).

(b)    If the Participant is a “specified employee,” as that term is defined in Section 409A and the Treasury regulations thereunder, and the Participant is scheduled to receive payment(s) in connection with his or her termination of employment (including Retirement) on a date determinable based on the date of termination of employment and not a pre-determined fixed date or schedule, then, except in the event of termination of employment as a result of the Participant’s death or the Participant’s death after such termination of employment, such payment(s) shall, notwithstanding anything else herein, be delayed until the date that is six months after the date of the specified employee’s termination of employment to the extent (but only to the extent) such a delay is required to avoid additional tax under Section 409A.

(8)    EFFECT OF CHANGE IN CONTROL. In the event of a Change in Control, unless determined otherwise by the Committee prior to the Change in Control (A) if less than one-third of the Restricted Period has elapsed as of the date of the Change in Control, the Payout Percentage shall be fixed at the time of the Change in Control based on target performance and (B) if more than one-third of the Restricted Period has elapsed as of the date of the Change in Control, the Payout Percentage shall be fixed at the time of the Change in Control based on maximum performance unless the Committee determines prior to the Change in Control, in its discretion, that actual projected performance can be reasonably predicted, in which case the Committee may provide the Payout Percentage shall be based on such predicted performance as determined by the Committee prior to the Change in Control. From and after the Change in Control the Performance Share Units (as fixed based on the forgoing) shall be subject solely to the continued service of the Participant until the Vesting Date, subject to Section (5) above or, if applicable, the following provisions of this Section (7). Upon a termination of the Participant’s employment (x) by the Company or its subsidiaries other than for Cause or (y) by the Participant for Good Reason, in each case within twenty four (24) months following a Change in Control, and provided that that the Change in Control is a “change in control event” as defined in Section 409A and the Treasury regulations thereunder: (A) any service conditions applicable to the Performance Share Units shall be deemed to have been satisfied and (B) the Restricted Period shall be deemed to have expired and the Performance Share Units shall be settled promptly following the Participant’s termination of employment. If the transaction agreement relating to the Change in Control expressly provides for treatment of the Performance Share Units that is more favorable to the Participant than the treatment prescribed above, the provisions of the transaction agreement shall control.

(9)    TAX WITHHOLDING. The Company shall have the right to require the Participant or the Participant's beneficiaries or legal representatives to remit to the Company an amount sufficient to satisfy Federal, state or local withholding tax requirements, or to deduct from distributions under the Plan amounts sufficient to satisfy such withholding tax requirements.

(10)    MISCELLANEOUS.

(a)    No Right to Employment. This Agreement shall not confer upon the Participant any right to continue in the employ of the Company or any subsidiary or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Company or any subsidiary to modify the terms of or terminate the Participant's employment at any time.

(b)    Clawback. Subject to restrictions set forth in the Plan, if required by law or if the Participant engaged, had knowledge of, or should have had knowledge of, fraudulent conduct or activities relating to the Company, the Company may terminate this Agreement and require the Participant to reimburse to the Company (i) an amount required by law or (ii) the amount of compensation received pursuant to this Agreement and based on the aforementioned conduct.

(c)    Notice. Any notice or other communication required or permitted to be given under this Agreement must be given electronically or by regular U.S. mail addressed, if to the Committee or the Company, at the principal office of the Company and, if to the Participant, at the Participant's last known address as set forth in the books and records of the Company.

(d)    Plan to Govern. This Agreement and the rights of the Participant hereunder are subject to all of the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan.

(e)     Amendment. Subject to restrictions set forth in the Plan, the Company may from time to time suspend, modify or amend this Agreement. No suspension, modification or amendment of this Agreement may, without the consent of the Participant, adversely affect the rights of the Participant with respect to the Performance Share Units granted pursuant to this Agreement, except to the extent any such action is undertaken to cause this Agreement to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(f)    Severability. In the event that any provision of this Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)    Entire Agreement. This Agreement and the Plan contain all of the understandings between the Company and the Participant concerning the Performance Share Units granted hereunder and supersede all prior agreements and understandings.

(h)    Counterparts. This Agreement may be executed in counterparts, each of which when signed by the Company and the Participant will be an original and all of which together will be the same Agreement.

(i)    Governing Law. To the extent not preempted by Federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

The Company and you have executed this Award Agreement as of the Grant Date set forth above.

L BRANDS, INC.	PARTICIPANT

Michael Morris	[●]
Human Capital and Compensation Committee, Chairman